Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF MICHIGAN

SOUTHERN DIVISION

In re:	Chapter 11

ENERGY CONVERSION DEVICES, INC.,	Case No. 12-43166
et al.,[1]	(Jointly Administered)

Debtors.	Judge Thomas J. Tucker

SECOND AMENDED JOINT PLAN OF LIQUIDATION OF

ENERGY CONVERSION DEVICES, INC. AND UNITED SOLAR OVONIC LLC

Robert B. Weiss, Esq.

Aaron M. Silver, Esq.

HONIGMAN MILLER SCHWARTZ AND COHN LLP

2290 First National Building

660 Woodward Avenue, Suite 2290

Detroit, Michigan 48226

(313) 465-7596 (Telephone)

(313) 465-7597 (Facsimile)

rweiss@honigman.com

asilver@honigman.com

Counsel for the Debtors

Dated: June 8, 2012

[1]	The Debtors in these jointly administered cases are Energy Conversion Devices, Inc. (Case No. 12-43166) and United Solar Ovonic LLC (Case No. 12-43167).

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The debtors and debtors-in-possession in the above-captioned cases, Energy Conversion Devices, Inc. and United Solar Ovonic LLC, propose the following Second Amended Joint Plan of Liquidation of Energy Conversion Devices, Inc. and United Solar Ovonic LLC:

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

A. Computation of Time. In computing any period of time prescribed or allowed by the Plan, the provision of Federal Rule of Bankruptcy Procedure 9006(a) shall govern.

B. Governing Law. The Plan is governed by the Bankruptcy Code and the Bankruptcy Rules. However, to the extent that the Bankruptcy Code and the Bankruptcy Rules do not address any issue under the Plan or the interpretation of the Plan, the Plan and any agreements, documents and instruments executed in connection with the Plan are governed by the laws of the State of Michigan.

C. Rules of Interpretation. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or in the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine and the neuter gender; (b) any reference herein to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) the words “herein,” “hereof” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

D. Definitions. For purpose of this Plan, the following terms shall have the respective meanings provided below, with such meanings to be equally applicable for the singular and plural forms of these terms, unless the context requires otherwise:

1. “Ad Hoc Consortium” means the ad hoc consortium of holders of the Notes consisting of SMH Capital Advisors, Diamondback Capital Management, LLC, and Angelo Gordon & Co., L.P.

2. “Administrative Expense Claims Bar Date” means the date that is 45 days after the Effective Date.

3. “Administrative Expense Claims” means: (a) Claims that have been timely filed, for costs and expenses of administration of the Debtors’ Estates under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including but not limited to, (i) the actual and

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necessary costs and expense incurred after the Petition Date of preserving the Estates and operating the business of the Debtors; (ii) all statutory fees payable to the United States Trustee under the Bankruptcy Code, (iii) any amounts allowed as an Administrative Expense Claim by order of the Bankruptcy Court; (iv) Professional Fees; and (v) amounts due under the Revised Management Incentive Plan; and (b) all fees of the professionals employed by the Ad Hoc Consortium required to be paid as Administrative Expense Claims on the Effective Date pursuant to the terms of the Plan Support Agreement (subject to any objection rights whether arising under the Plan Support Agreement or otherwise).

4. “Allowed” means, with respect to a Claim, any Claim, proof of which was timely and properly filed or, if no proof of claim was filed, which has been or hereafter is listed by the Debtors on their Schedules as liquidated in amount (to the extent of the amount scheduled) and not disputed or contingent and, in either case, as to which no objection to allowance has been interposed on or before the applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder. Unless otherwise specified in this Plan or by order of the Bankruptcy Court, an “Allowed Claim” shall not, for purposes of computation and distributions under the Plan, include interest on any such Claim from and after the Petition Date.

5. “Assets” means all property and assets of the Debtors that have neither been previously abandoned nor sold, including without limitation, all Cash and Cash equivalents, all Claims and Causes of Action, and any and all books and records.

6. “Avoidance Actions” means Causes of Action of the Debtors or the Estates arising under Chapter 5 and any related sections of the Bankruptcy Code, including without limitation, Section 502, 510, 541, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code, or under related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation is commenced to prosecute such Cause of Action.

7. “Bankruptcy Cases” means the voluntary cases under Chapter 11 of the Bankruptcy Code commenced by Energy Conversion Devices, Inc. (Case No. 12-43166) and United Solar Ovonic LLC (Case No. 12-43167) pending in the Bankruptcy Court.

8. “Bankruptcy Code” means Title 11 of the United State Code (11 U.S.C. § 101, et. seq.), as is now in effect or as may be hereafter amended (to the extent that any such amendments are made applicable to these Bankruptcy Cases.)

9. “Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Michigan.

10. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as are now in effect or as may be hereafter amended (to the extent that any such amendments are made applicable to these Bankruptcy Cases).

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11. “Business Day” means any day other a Saturday, Sunday or legal holiday as such term is defined in Bankruptcy Rule 9006.

12. “Cash” means legal tender of the United States or equivalent thereof.

13. “Cash Management Order” means the Final Order Approving Debtors’ Cash Management System, Including Approval of Use of Cash Collateral and Intercompany Transfers on an Administrative Expense Basis [Docket No. 268] as it may be amended, extended, or modified.

14. “Causes of Action” means all Claims, rights and causes of action belonging to Debtors, including without limitation, Avoidance Actions and any related Claims and actions arising under such sections of the Bankruptcy Code by operation of law or otherwise; any Claims or Causes of Action against Debtors’ present and former directors, officers, employees, agents, financial advisors, attorneys and professionals; and any and all proceeds of the foregoing.

15. “Claim” means a claim as defined in Section 101(5) of the Bankruptcy Code, including, without limitation, any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, known or unknown; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, known or unknown.

16. “Claim Objection Deadline” has the meaning provided in Article VI.F hereof.

17. “Class” shall mean a category of Persons holding Claims which are substantially similar in nature to the Claims of other holders in such Class, as designated in Article III of this Plan.

18. “Collateral” means any property or interest in property of the Estates subject to a Lien or security interest to secure the payment or performance of a Claim, which Lien or security interest is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

19. “Committee” means the statutory committee of unsecured creditors appointed by the United States Trustee in the Bankruptcy Cases pursuant to § 1102 of the Bankruptcy Code and includes its subcommittees.

20. “Compensation and Benefits Programs” means all compensation and employee benefit programs established by the Debtors prior to the Petition Date, including without limitation, compensation plans, annual incentive plans, welfare plans, stock option plans, health benefit plans, and retention plans.

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21. “Confirmation Hearing” means the hearing scheduled by the Bankruptcy Court to consider confirmation of this Plan.

22. “Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and including a finding of fact that the Debtors, the Ad Hoc Consortium, the Committee and each of their respective members, officers, directors, employees, advisors, and attorneys acted in good faith within the meaning of and with respect to all of the actions described in section 1125(e).

23. “Debtors” means Energy Conversion Devices, Inc. and United Solar Ovonic LLC.

24. “Depository” has the meaning provided in Article VI.M.

25. “Disclosure Statement” means the disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules to the Disclosure Statement.

26. “Disputed” means, with respect to a Claim or Equity Interest (a) any such Claim or Equity Interest proof of which was timely and properly filed and (i) which has been or hereafter listed on the Schedules as unliquidated, disputed or contingent, and which has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, or (ii) as to which Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order, and (b) any Claim as to which a proof of claim was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was filed untimely or improperly. Prior to (i) the time that an objection has been filed and (ii) the expiration of the time within which to object to such Claim or Equity Interest set forth herein or otherwise established by order of the Bankruptcy Court, for purposes of the Plan, a Claim or Equity Interest shall be considered a Disputed Claim or Disputed Equity Interest to the extent that the amount of the Claim or Equity Interest specified in the proof of claim or Equity Interest exceeds the amount of the Claim or Equity Interest scheduled by the Debtors as other than disputed, contingent or unliquidated.

27. “ECD” means Energy Conversion Devices, Inc.

28. “Effective Date” means the first business day following the entry of the Confirmation Order that the Confirmation Order is not subject to any stay.

29. “Equity Interest” means the interest of any holder of equity securities of the Debtors, including any existing options, warrants or rights, contractual or otherwise, to acquire such equity securities.

30. “Estates” means the estates of both ECD and USO created pursuant to § 541 of the Bankruptcy Code upon the commencement of the Bankruptcy Cases.

31. “Final Decree” means the decree contemplated by Bankruptcy Rule 3022.

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32. “Final Order” means an order of the Bankruptcy Court that is not subject to a stay and as to which the time to appeal, petition for certiorari, or move for re-argument or rehearing has expired and as to which no appeal, petition for certiorari or motion for re-argument or rehearing is then pending or as to which any right to appeal, petition for certiorari or move to re-argue or rehear shall have been waived in writing or, in the event of an appeal, writ of certiorari or re-argument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been upheld by the highest court to which such order was appealed, or from which certiorari, re-argument or rehearing was sought and the time to take any further appeal, petition for certiorari or move for re-argument or rehearing shall have expired.

33. “General Unsecured Claims” means all Unsecured Claims that are not Priority Claims, Administrative Expense Claims or Warranty Claims.

34. “Indenture” means the Indenture, dated as of June 24, 2008 as supplemented, pursuant to which the Notes were issued.

35. “Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A. as trustee under the Indenture.

36. “Indenture Trustee Fees” means the reasonable and documented fees and expenses, including, without limitation, professional fees and expenses, of the Indenture Trustee incurred pursuant to the Indenture.

37. “Insider” has the meaning provided in the Bankruptcy Code.

38. “Interest” has the meaning provided in the Bankruptcy Code.

39. “IRS” means the United States Internal Revenue Service.

40. “Lien” shall have the meaning set forth in Section 101(37) of the Bankruptcy Code; except that a lien that has been avoided in accordance with Section 544, 545, 546, 547, 548 or 549 of the Bankruptcy Code shall not constitute a lien.

41. “Liquidation Trust” means the liquidating trust established pursuant to Article V.

42. “Liquidation Trust Agreement” means the agreement executed pursuant to Article V.G.

43. “Liquidation Trust Oversight Committee” means the committee appointed pursuant to Article V.G.5.

44. “Liquidation Trustee” means the trustee appointed pursuant to Article V.G.

45. “Notes” means the 3% Convertible Senior Notes due 2013 issued pursuant to the Indenture.

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46. “Notes Claim” means any Claim arising from or relating to the Notes, excluding the fees and expenses of the Indenture Trustee, which fees and expenses shall be paid pursuant to Article II.D of the Plan.

47. “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated association or organization, governmental agency or political subdivision thereof.

48. “Petition Date” means February 14, 2012, the date on which Debtors commenced the Bankruptcy Cases.

49. “Plan” means this Second Amended Joint Plan of Liquidation of Energy Conversion Devices, Inc. and United Solar Ovonic LLC as it may be altered, amended, supplemented or modified.

50. “Plan Supplement” means a supplement to this Plan to be filed by the Debtors with the Bankruptcy Court containing information relating to implementation of the Plan.

51. “Plan Support Agreement” means the Plan Support Agreement, dated February 13, 2012, by and among ECD, USO, and the members of the Ad Hoc Consortium.

52. “Priority Claims” means a Claim entitled to priority under Section 507(a) of the Bankruptcy Code, other than Administrative Expense Claim or Priority Tax Claims.

53. “Priority Tax Claims” means Claims of governmental units of the kind specified in section 507(a)(8) of the Bankruptcy Code.

54. “Pro Rata” means proportionately so that the ratio of the amount of money distributed on account of a particular Allowed Claim is the same as the ratio of the amount of a respective Allowed Claim to the aggregate of all Allowed Claims in a particular Class or Classes of Claims.

55. “Professional” means those Persons (a) employed pursuant to an order of the Bankruptcy Court in accordance with §§327 or 1113 of the Bankruptcy Code and to be compensated for services pursuant to §§ 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b)(4) of the Bankruptcy Code or otherwise.

56. “Professional Fees” means any Claim of a Professional for compensation or reimbursement of expenses relating to services incurred prior to the Effective Date.

57. “Revised Key Employee Retention Program” means the Key Employee Retention Program approved by the Bankruptcy Court’s Order Authorizing and Approving (A) A Key Employee Retention Plan, (B) A Management Incentive Plan and (C) A Severance Compromise Program entered on April 3, 2012 at Docket No. 312.

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58. “Revised Management Incentive Plan” means the Management Incentive Plan approved by the Bankruptcy Court’s Order Authorizing and Approving (A) A Key Employee Retention Plan, (B) A Management Incentive Plan and (C) A Severance Compromise Program entered on April 3, 2012 at Docket No. 312.

59. “Revised Severance Compromise Program” means the Severance Compromise Program approved by the Bankruptcy Court’s Order Authorizing and Approving (A) A Key Employee Retention Plan, (B) A Management Incentive Plan and (C) A Severance Compromise Program entered on April 3, 2012 at Docket No. 312.

60. “Schedules” means the schedules of assets and liabilities, the list of holders of interest and the Statement of Financial Affairs filed by Debtors as required by § 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any supplements or amendments thereto through the Effective Date.

61. “Secured Claims” means Claims that are secured by a Lien on property in which the Estates have an interest, to the extent of the value of the Claim holder’s interest in the Estates’ interest in such property, which Liens are valid, perfected and enforceable under applicable law or by reason of a Final Order, as determined pursuant to section 506(a) of the Bankruptcy Code.

62. “Surrender Date” has the meaning provided in Article VI.M.

63. “Treasury Regulations” means the regulations promulgated under the Internal Revenue Code.

64. “Unsecured Claim” means a Claim, or portion thereof, which is not a Secured Claim and is not entitled to administrative priority under § 507 of the Bankruptcy Code.

65. “Unsecured Claim Bar Date” means June 21, 2012.

66. “United States Trustee” means the Office of the United States Trustee.

67. “United States Trustee Fees” means fees payable to the United States Trustee by the Debtors pursuant to 28 U.S.C. § 1130.

68. “USO” means United Solar Ovonic LLC.

69. “Warranty Claim” means any Claim of any Person that purchased, installed, owns, or had installed photovoltaic laminates or any components thereto manufactured and sold by the Debtors or any non-Debtor subsidiary or affiliate of the Debtors prior to the Effective Date relating to breach of any warranty issued by a Debtor relating to such product including without limitation, express or implied warranties relating to defects in material and workmanship, warranty of fitness for a particular purpose, power output warranties or any other assurance or warrant that the product will perform in any particular fashion, any guaranty by a Debtor of the other Debtor’s or non-Debtor’s liability for any of the foregoing, and including claims arising out of contract, tort, or strict liability, and any damages including consequential, exemplary or punitive damages, to the extent allowable under applicable law.

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70. “Warranty Claimant Percentage Amount” means that percentage of an allowed Warranty Claim payable on a pro rata basis with other allowed Warranty Claims from the Warranty Claims Reserve Amount held in the Warranty Trust; which percentage shall to the greatest extent practicable equal the percentage payable to holders of allowed General Unsecured Claims from the Liquidation Trust.

71. “Warranty Claims Estimated Amount” means the estimated aggregate amount of all Warranty Claims as determined by Final Order of the Bankruptcy Court upon Debtors’ motion pursuant to Bankruptcy Code Section 502(c).

72. “Warranty Claims Reserve Amount” means that aggregate amount of cash and, if applicable, inventory (valued at the Debtors’ cost of manufacturing the inventory) computed from time to time so that the percentage relationship between the assets held in the Warranty Trust and the Warranty Claims Estimated Amount (subject to adjustment from time to time as Warranty Claims are paid and/or disallowed) is equal to the percentage relationship between the assets held in the Liquidation Trust and the aggregate amount of all filed and/or allowed General Unsecured Claims (subject to adjustment from time to time as General Unsecured Claims are paid and/or disallowed).

73. “Warranty Trust” has the meaning provided in Article V.H.

ARTICLE II

TREATMENT OF ALLOWED ADMINISTRATIVE EXPENSE CLAIMS

AND ALLOWED PRIORITY TAX CLAIMS

A. Non-Classification. As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims are not classified for the purposes of voting on or receiving distributions under this Plan. All such Claims are instead treated separately upon the terms set forth in this Article II.

B. Administrative Expense Claims.

1.	Professional Fees.

a. Treatment. All Allowed Professional Fees shall be paid in full, in Cash, in such amounts as are allowed by the Bankruptcy Court (i) on the Effective Date or as soon as practicable thereafter; (ii) if such Claim is Allowed after the Effective Date, on the date such Claim is Allowed or as soon as practicable thereafter; (iii) at such time and upon such terms as may be agreed upon by such holder and the Debtors; or (iv) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

b. Post-Effective Date Professional Fees. All fees and expenses of Professionals for services rendered in connection with the Plan after the Effective Date, shall be paid by the Debtors upon receipt of reasonably

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detailed invoices for such services by the Debtors, or such amounts and on such terms as such Professional and the Debtors may agree to, without the need for further Bankruptcy Court authorization or entry of a Final Order.

2.	United States Trustee Fees. The United States Trustee’s quarterly fees owed by the Debtors as of the Effective Date shall be paid in full without prior approval pursuant to 28 U.S.C. Section 1930 on the Effective Date or as soon as practicable thereafter. All fees payable pursuant to 28 U.S.C. Section 1930 arising after the Effective Date will be paid by the Debtors in accordance with applicable statute until entry of the Final Decree.

3.	Treatment of Administrative Expense Claims Other Than Professional Fees and United States Trustee Fees.

a. Treatment. Each holder of an Allowed Administrative Expense Claim other than Professional Fees and United States Trustee Fees will be paid the full unpaid amount of such Allowed Administrative Expense Claim in Cash: (i) on the Effective Date or as soon as practicable thereafter (or, if not then due, when such Allowed Administrative Expense Claim is due or as soon as practicable thereafter); (ii) if such Claim is Allowed after the Effective Date, on the date such Claim or any portion of such Claim is Allowed or as soon as practicable thereafter (or, if not then due, when such Allowed Administrative Expense Claim is due); (iii) at such time and upon such terms as may be agreed upon by such holder and the Debtors; or (iv) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

C. Priority Tax Claim. On the later of the Effective Date or the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, or, in each such case, as soon as practicable thereafter, each holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will receive on account of such Claim, in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, Cash of a total value equal to the Allowed amount of such claim.

D. Indenture Trustee Fees. On the Effective Date, the Indenture Trustee Fees shall be paid in Cash, without the need for the Indenture Trustee to file fee applications with the Bankruptcy Court; provided, however, that (i) the Indenture Trustee shall provide the Debtors, the Committee and the Ad Hoc Consortium with the invoices for which it seeks payment at least ten (10) days prior to the Effective Date; and (ii) the Debtors, the Committee and the Ad Hoc Consortium do not object to the reasonableness of the Indenture Trustee Fees. To the extent that the Debtors, the Committee or the Ad Hoc Consortium objects to the reasonableness of any portion of the Indenture Trustee Fees, the disputed portion shall not be paid until either such objection is resolved or a further order of the Bankruptcy Court is entered providing for payment of such disputed portion. Notwithstanding anything in the Plan to the contrary, the Indenture Trustee’s lien against distributions or property held or collected by it for fees and expenses and priority rights pursuant to the Indenture shall be discharged solely upon payment of its Indenture Trustee Fees in full on the Effective Date and the termination of such Indenture Trustee’s duties under the Indenture.

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ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

All holders of claims against the Debtors and the Estates, other than Administrative Expense Claims and Priority Tax Claims, are divided into the Classes set forth in this Article III for all purposes, including voting on, confirmation of and distribution under the Plan. A Claim or a portion of a Claim will be placed into a Class only to the extent that the Claim qualifies within the description of such Class and may be in a different Class to the extent that the remainder of a Claim falls in such Class. A Claim will be entitled to the treatment accorded to a particular Class only to the extent that such Claim is an Allowed Claim. Any holder of a Secured Claim, if any, shall be deemed to have a General Unsecured Claim in Class 3 to the extent the value of the Collateral securing such Claim is less than the amount of such Claim.

Class	Description	Status	Voting
Class 1	Priority Claims	Unimpaired	Not entitled to vote
Class 2A	Secured Claims of ECD	Impaired	Entitled to vote
Class 2B	Secured Claims of Wieland-Davco Corporation	Unimpaired	Not entitled to vote
Class 3	General Unsecured Claims	Impaired	Entitled to vote
Class 4	Warranty Claims	Impaired	Entitled to vote
Class 5	Equity Interests	Impaired	Deemed to reject

The Plan is proposed jointly by the Debtors but constitutes a separate Plan for each Debtor. Except as expressly specified herein, the classifications of Claims and Equity Interests set forth in the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor.

The Plan provides that the separate Estates will be substantively consolidated, but the separate Estates of the Debtors have not yet been consolidated, substantively or otherwise. For purposes of voting in favor or against the Plan, Claims against one Debtor will be deemed to have voted for or against the respective Debtor’s Plan for which the Claim relates.

Except as specifically set forth in the Plan, nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that one of the Debtors is subject to or liable for any Claim against the other Debtor.

ARTICLE IV

TREATMENT OF CLAIMS

A.	Class 1: Priority Claims.

1.	Classification: Class 1 consists of Allowed Priority Claims.

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2.	Treatment: Provided that the face amount of all Administrative Expense Claims and Priority Tax Claims entitled to greater priority than an Allowed Priority Claim have been paid in full or, to the extent not paid in full, funds sufficient to satisfy the face amount have been placed in a segregated reserve, on or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Priority Claim shall receive from the Debtors its Pro Rata share of Cash distributions until all such claims are paid in full.

3.	Voting: Allowed Priority Claims are not impaired and thus will not be entitled to vote to accept or reject the Plan.

B.	Class 2A: Secured Claims of ECD.

1.	Classification: Class 2A consists of Secured Claims of ECD.

2.	Treatment: Subject to the occurrence of the Effective Date, Secured Claims in Class 2A shall be eliminated.

3.	Voting: Allowed Secured Claims in Class 2A are impaired and, thus, the holders of such Allowed Secured Claims in Class 2A will be entitled to vote to accept or reject the Plan.

C.	Class 2B: Secured Claims of Wieland-Davco Corporation.

1.	Classification: Class 2B consists of Allowed Secured Claims of Wieland-Davco Corporation.

2.	Treatment: The holder of any Allowed Secured Claim in Class 2B shall receive either: (i) Cash in an amount of the Allowed Secured Claim, or (ii) in the discretion of the Debtors, transfer of title to the Collateral securing the Allowed Secured Claim.

3.	Voting: Allowed Secured Claims in Class 2B are not impaired and are not entitled to vote to accept or reject the Plan.

Any other Secured Claim will be treated as a separate Class applicable to the Debtor to which such claim relates and will have the same treatment set forth in Class 2B.

D.	Class 3: General Unsecured Claims.

1.	Classification: Class 3 consists of Allowed General Unsecured Claims.

2.

Treatment: Provided that (i) that the face amount of all Administrative Expense Claims, Priority Tax Claims, Priority Claims, and Secured Claims have been paid in full, or to the extent such amounts have not been paid in full but funds sufficient to satisfy the face amount of all such Claims have been placed in a segregated reserve, and (ii) that the assets

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required to be transferred to the Warranty Trust under Article V.G of this Plan have been transferred to the Warranty Trust or assets and funds sufficient to satisfy the funding obligation to the Warranty Trust have been reserved, and in each case subject to the occurrence of the Effective Date, all remaining Assets of the Debtors’ Estates will be distributed for the benefit of the Allowed Class 3 General Unsecured Claims. Each holder of an Allowed General Unsecured Claim shall receive a Pro Rata beneficial interest in the Liquidation Trust and any proceeds or distributions on account of such beneficial interest.

3.	Voting: Allowed General Unsecured Claims in Class 3 are impaired, and, thus, the holders of such Allowed General Unsecured Claims in Class 3 will be entitled to vote to accept or reject the Plan.

E.	Class 4: Warranty Claims.

1.	Classification: Class 4 consists of the Warranty Claims.

2.	Treatment: Subject to the occurrence of the Effective Date, each holder of an Allowed Warranty Claim shall receive from the Warranty Trust at the Liquidation Trustee’s election cash or inventory in an amount not to exceed the Warranty Claimant Percentage Amount. For purposes of calculating the distribution amount, inventory will be valued at Debtors’ cost to manufacture the inventory.

3.	Voting: Allowed Warranty Claims are impaired, and, thus, the holders of Warranty Claims will be entitled to vote to accept or reject the Plan.

F.	Class 5: Equity Interests.

1.	Classification: Class 5 consists of the Allowed Equity Interests.

2.	Treatment: To the extent funds remain after payment in full of all Allowed Claims, holders of Allowed Equity Interests of ECD will receive Pro Rata payment of any surplus. This treatment will be in full satisfaction of their Allowed Equity Interests and the Equity Interests will be terminated as of the Effective Date. ECD’s Equity Interests in USO will vest in the Liquidation Trust as of the Effective Date.

3.	Voting: Allowed Equity Interest Claims are deemed to have rejected the Plan and are, therefore, not entitled to vote.

ARTICLE V

MEANS OF IMPLEMENTATION OF THE PLAN

A. Conditions Precedent to the Effective Date. The following are conditions precedent to the Effective Date that must be satisfied or, with the express written consent of the designated Liquidation Trust Oversight Committee, waived by the Debtors:

1.	Entry of the Confirmation Order and the Confirmation Order having become a Final Order.

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2.	No request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Court shall be pending.

3.	The Plan Support Agreement shall not have been terminated as of the Effective Date.

4.	The Liquidation Trust Agreement shall have been executed and the Liquidation Trust shall have been established.

5.	The Liquidation Trustee and the Liquidation Trust Oversight Committee shall be authorized to assume the rights and responsibilities provided in the Plan and the Liquidation Trust Agreement.

6.	The Warranty Trust shall have been established.

7.	All documents to be contained in the Plan Supplement shall be completed and in final form and, as applicable executed by the parties thereto and all conditions precedent contained in any of the foregoing shall have been satisfied or waived.

B. Waiver of Conditions Precedent. The Debtors may not, without the express written consent of the designated Liquidation Trust Oversight Committee, waive any of the conditions to the Effective Date set forth in Article V.A.

C. Substantive Consolidation.

1.	Effect of Substantive Consolidation: On the Effective Date, the Estates shall be substantively consolidated for the following purposes: (i) all assets and liabilities of the Estates shall be treated as though they were merged for purposes of distribution; (ii) all Claims based upon guarantees of collection, payment or performance made by one Debtor as to the obligations of another Debtor shall be discharged, released and of no further force or effect; (iii) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of the Estates; (iv) any Claims filed or to be filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Estates; (v) any intercompany Claims and any Cause of Action of one Debtor as to the other Debtor, including without limitation, Claims arising under the Cash Management Order, will be discharged and of no force and effect; and (vi) each and every Claim filed in the individual Bankruptcy Case of any of the Debtors shall be deemed filed against the consolidated Estates and shall be deemed a single Claim of the consolidated Estates under the Plan on and after the Effective Date.

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The substantive consolidation provided for herein shall not, other than for the express purposes described above related to the Plan and distributions to be made hereunder, affect the separate legal and corporate structures of the Debtors or the rights and defenses of the Liquidation Trust pertaining to any Causes of Action or otherwise.

D. Sale of Assets. Substantially all of the Assets of the Debtors shall be sold, free and clear of all Liens, Claims, encumbrances and Interests whatsoever, whether known or unknown, except as agreed to by any purchaser. Subject to the terms of this Plan, any and all Liens, Claims and encumbrances are deemed to attach to the proceeds of the sale of the purchased Assets with the same validity, priority, force and effect as such liens, Claims and encumbrances had on the purchased Assets prior to the Petition Date.

E. Initial Distributions. On the Effective Date, all Allowed Administrative Expense Claims, Allowed Priority Claims, Allowed Priority Tax Claims, and Allowed Secured Claims shall be paid as provided in Article IV.

F. Vesting of Assets of the Estates. On the Effective Date, after the distributions in Article V.E, and subject only to the terms of this Plan, all other Assets of the Debtors and the Estates, wherever situated, shall vest in the Liquidation Trust free and clear of all Liens, Claims, encumbrances and Interests.

G. Liquidation Trust

1.	Execution of the Liquidation Trust Agreement. On or before the Effective Date, the Liquidation Trustee designated in the Plan Supplement and the Debtors on behalf of themselves and the Estates, will execute the Liquidation Trust Agreement (inclusive of the provisions governing a separate sub-trust for the benefit of Warranty Claims) subject to the approval of the Liquidation Trust Oversight Committee designated in the Plan Supplement.

2.	Appointment of Liquidation Trustee. The Liquidation Trustee shall be selected by the designated Liquidation Trust Oversight Committee and identified by the Debtors in the Plan Supplement. The Liquidation Trustee shall have the powers, duties, and obligations set forth in this Plan and in the Liquidation Trust Agreement. After the Effective Date, all actions required of and/or otherwise specified herein to be performed by the Debtors shall be performed by the Liquidation Trustee, or his or her designee, in the name of, and on behalf of, the Debtors and the Estates. The Liquidation Trustee shall be authorized to execute documents on behalf of the Debtors and the Estates.

3.

Duties and Responsibilities of Liquidation Trustee. The Liquidation Trustee shall assume all of the fiduciary responsibilities, duties and obligations previously undertaken by the Debtors’ board of directors, managing member, general partners and officers that arise after the

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Effective Date under the Plan, the Liquidation Trust Agreement and applicable law, and is empowered and authorized to satisfy such responsibilities, duties and obligations without any further corporate authority (such as approval by any executive committee or members) as may have been required prior to the Effective Date. The Liquidation Trustee will owe the fiduciary duties of the Debtors to the holders of Claims and Equity Interests. The Liquidation Trustee shall stand in the same position as the Debtors with respect to any claim the Debtors may have to an attorney-client privilege, the work product doctrine, or any other privilege against production, and the Liquidation Trustee shall succeed to all of the Debtors’ rights to preserve, assert or waive any such privilege.

These duties, responsibilities and obligations include, but are not limited to, the following:

a.	receive, manage, invest, supervise and protect the Liquidation Trust’s assets;

b.	pay taxes or other obligations incurred by the Liquidation Trust;

c.	preparation and filing of tax returns on behalf of the Debtors, the Estates, and the Liquidation Trust, including the right to request a determination of tax liability as set forth in section 505 of the Bankruptcy Code;

d.	requesting and requiring as a condition to receiving a distribution under the Plan a W-9 federal tax forms for any party who is entitled to receive distributions on account of a Claim or Equity Interest;

e.	final administration of employee benefits, if any, and effecting the final administration and termination of all Compensation and Benefit Programs;

f.	prosecution and resolution of Causes of Action, if any;

g.	payment of all United States Trustee fees;

h.	filing of status reports with the Bankruptcy Court or other parties-in-interest on a quarterly basis including a summary of any disbursements or receipts;

i.	any duty of care, loyalty or other duty imposed or imputed by law;

j.	responding to inquiries of creditors; and

k.	collecting and liquidating the Liquidation Trust’s assets.

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4.	Preservation of Causes of Action. Except as expressly provided herein, and unless expressly waived, relinquished, exculpated, released, compromised or settled in the Plan, the Confirmation Order, any Final Order, or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, the Liquidation Trust will exclusively retain and may enforce, as the representative of the Estates under section 1123(b)(3)(B), and the Debtors expressly reserve and preserve for these purposes, in accordance with sections 1123(a)(5)(B) and 1123(b)(3) of the Bankruptcy Code, any Claims, demands, rights and Causes of Action that the Debtors or the Estates may hold against any Person or entity, including, without limitation, those listed on Exhibit F to the Disclosure Statement and Avoidance Actions, which shall vest in the Liquidation Trustee, which Causes of Action will be further identified in the Plan Supplement. Accordingly, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action by virtue of, or in connection with, the confirmation, consummation of effectiveness of this Plan. The Liquidation Trustee or his or her respective successors or assigns exclusively may pursue such retained Claims, demands, rights or Causes of Action

5.	The Liquidation Trust Oversight Committee.

a. Appointment of the Liquidation Trust Oversight Committee. On the Effective Date, the Liquidation Trust Oversight Committee designated in the Plan Supplement shall be formed pursuant to the Liquidation Trust Agreement. The Liquidation Trust Oversight Committee shall be comprised of three (3) members, two (2) of whom shall be selected by the Ad Hoc Consortium and one (1) of whom shall be selected by the Committee. The initial members of the Liquidation Trust Oversight Committee shall be selected by the Ad Hoc Consortium and the Committee prior to the date of the Plan Supplement, and identified in the Plan Supplement.

b. Authority of the Liquidation Trust Oversight Committee. The Liquidation Trustee shall report all material matters to and seek approval for all material decisions from the Liquidation Trust Oversight Committee. The Liquidation Trust Oversight Committee shall act on all matters by majority vote and may authorize the Liquidation Trust to invest its corpus in prudent investments other than those described in Bankruptcy Code Section 345 of the Bankruptcy Code, and may require a fidelity bond from the Liquidation Trustee in a reasonable amount. The Liquidation Trust Oversight Committee shall have the right at any time, with or without cause, to remove the Liquidation Trustee and appoint a successor Liquidation Trustee, as may be determined by the Liquidation Trust Oversight Committee. Any party in interest may move the Bankruptcy Court for the removal of the Liquidation Trustee with cause.

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H. Warranty Trust

1.	Warranty Trust. The Liquidation Trustee shall create a separate sub-trust of the Liquidation Trust for the benefit of Warranty Claims (the “Warranty Trust”).

2.	The Liquidation Trustee shall have the powers, duties, and obligations set forth in this Plan and in the Liquidation Trust Agreement with respect to the Warranty Trust. These duties, responsibilities and obligations include, but are not limited to, the following and in all cases are subject to the same authority of the Liquidation Trust Oversight Committee described in Article V.G with respect to the Liquidation Trust:

a.	receive, manage, invest, supervise and protect the Warranty Trust assets;

b.	negotiate and pay, perform warranty service and/or settle allowed Warranty Claims solely from the assets in the Warranty Trust and at the Warranty Claimant Percentage Amount;

c.	requesting and requiring as a condition to receiving a distribution under the Plan a W-9 federal tax forms for any party who is entitled to receive distributions on account of a Claim or Equity Interest; and

d.	contracting with parties to replace product in Warranty Claims.

3.	Term. The term of the warranty trust will be 5 years.

4.	Late-Filed Claim Allowance. If a warranty claimant has failed to timely assert a proof of claim by the Unsecured Claim Bar Date, the claimant will be prohibited from asserting a Warranty Claim against the Warranty Trust unless the claimant establishes, by a preponderance of the evidence, that extraordinary circumstances prevented the claimant from receiving actual or constructive notice of the bankruptcy filings.

5.	Warranty Trust Funding. The Warranty Trust shall be funded with cash and/or inventory in an amount equal at all times to the Warranty Claims Reserve Amount. For purposes of calculating the funding amount, inventory will be valued at the Debtors’ cost of manufacturing the inventory.

6.

End User/Distributor Information; Indemnification. As a condition of any Warranty Claim holder that does not have a direct contractual relationship with the Debtors receiving a distribution from the Warranty Trust under

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the Plan on account of a Warranty Claim, that party must: (i) provide the Liquidation Trustee with records sufficient to identify that it is an end user of the Debtors’ products; (ii) provide proof acceptable to the Liquidation Trustee that the alleged defect is covered by the Debtors’ warranty; and (iii) agree to indemnify or obtain a release of the Debtors of duplicate Warranty Claims from intermediaries (i.e. distributors, channeling partners or installers) for the amounts which are paid to the end user by the Liquidation Trustee as a distribution; provided, however, such release is without prejudice to the rights of the warranty claimant to assert separate claims against such intermediaries to the extent that they are not made whole by the distribution from the Liquidation Trustee.

7.	Remainder. At the end of the Warranty Trust’s term, the Liquidation Trustee will transfer any remaining Warranty Trust assets to the Liquidation Trust.

I. Retention of Professionals. The Liquidation Trust may, subject to the approval of the Liquidation Trust Oversight Committee, retain such attorneys (including special counsel), accountants, advisors, expert witnesses, and other professionals as he shall consider advisable without necessity of approval of the Bankruptcy Court. Persons who served as Professionals in the Bankruptcy Cases prior to the Effective Date may act as Liquidation Trustee or serve the Liquidation Trustee and professionals retained by him or her shall be paid by him or her in the ordinary course from amounts held in the applicable trust.

J. Exculpation and Indemnification. Neither the Liquidation Trustee, nor the firms or corporations representing him/her, or any of their employees, professionals or agents, shall in any way be liable for any acts of any of their employees, professionals or agents, except for acts undertaken in bad faith, gross negligence or willful misconduct, in the performance of their respective duties. The Liquidation Trustee, and his/her employees, professionals, and agents shall be indemnified by the Liquidation Trust or Warranty Trust, respectively, as and against any and all liabilities, expenses, claims, damages or losses incurred by them as a direct result of acts or omissions taken by them in good faith under this Plan and/or the Liquidation Trust Agreement, after application to the Bankruptcy Court and notice to the beneficiaries of the applicable trust, in accordance with Sections 327 and 330 of the Bankruptcy Code.

K. Removal of Trustee. Pursuant to this Plan or the Liquidation Trust Agreement, the Liquidation Trustee may be removed for cause upon motion to the Bankruptcy Court by a party-in-interest. If the Liquidation Trustee is removed for cause, it shall not be entitled to any accrued but unpaid fees, reimbursements or other compensation under the Plan, the Liquidation Trust Agreement or otherwise. Under this Plan and the Liquidation Trust Agreement the term “cause” shall mean (a) the trustee’s gross negligence or failure to perform his duties under the applicable trust agreement, or (b) the trustee’s misappropriation or embezzlement of any assets belonging to the trust or the proceeds thereof. If a Liquidation Trustee is unwilling or unable to serve by virtue of his inability to perform his duties under the trust agreement, due to death, illness, or other physical or mental disability, subject to a final accounting, such trustee shall be entitled to all accrued and unpaid fees, reimbursement, and other compensation, to the extent incurred or arising or relating to events occurring before such removal, and to any out-of-pocket

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expenses reasonably incurred in connection with the transfer of all powers and duties and all rights to any successor Liquidation Trustee. Upon removal of the Liquidation Trustee pursuant to this Article V.K, the Liquidation Trust Oversight Committee shall promptly appoint a successor Liquidation Trustee.

L. Investing by the Trustee. The Liquidation Trustee may invest Cash (including any earnings thereon or proceeds therefrom) (i) as permitted by Bankruptcy Code Section 345, and (ii) in other prudent investments as authorized by the Liquidation Trust Oversight Committee; provided, however, that such investments are permitted to be made by a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d), as reflected therein, or under applicable IRS guidelines, rulings, or other controlling authorities. The Liquidation Trustee shall be the exclusive trustee of the assets of the Liquidation Trust and Warranty Trust for purposes of 31 U.S.C. Section 3713(b) and 26 U.S.C. Section 6012(b)(3).

M. Costs and Expenses of the Liquidation Trust and Warranty Trust. All costs and expenses associated with the administration of the Liquidation Trust and the Warranty Trust, including professional costs related to the prosecution of Causes of Action, objecting to Disputed Claims or Equity Interests, reasonable compensation for the Liquidation Trustee, and as set forth in the applicable trust agreement, costs and expenses associated with any oversight committee, shall be the responsibility of and paid by the trust on behalf of which such fees and expenses were incurred. The Liquidation Trust is the successor to the Debtors’ rights to books and records.

N. Federal Income Tax Treatment of the Liquidation Trust. For federal income tax purposes, it is intended that the Liquidation Trust be classified as a liquidating trust under Section 301.7701-4 of the Treasury Regulations and that the Liquidation Trust be owned by its beneficiaries. Accordingly, for federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution from the Estates of an undivided interest in each of the assets of the Liquidation Trust and then contributed such interests to the Liquidation Trust.

O. Sale Free and Clear. Any asset of the Liquidation Trust may be sold by the Liquidation Trustee, by auction, private sale or otherwise pursuant to Section 363 of the Bankruptcy Code without further order of the Bankruptcy Court and the Confirmation Order shall constitute authorization for the Liquidation Trustee to consummate such sales and shall be binding on all parties-in-interest. Any sale of assets shall be free and clear of any Claims, Liens, encumbrances or Interests (but not in violation of any applicable federal laws or regulations regarding restrictions on the transfer or sale of the assets, including without limitation, restrictions arising under 15 U.S.C. § 278n and 42 U.S.C. section 5908) with such Claims, Liens encumbrances or Interests attaching to proceeds of such sale.

P. Nonconsensual Confirmation. If any impaired Class of Claims or Equity Interests entitled to vote does not accept the Plan by the requisite statutory majorities provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan (subject to the consent of the designated Liquidation Trust Oversight Committee) or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both. With respect to any impaired classes of Claims that are deemed to reject the Plan, the Debtors shall request the Bankruptcy Court to confirm the Plan under section 1129(b) of the Bankruptcy Code.

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Q. Closing of Chapter 11 Case. When each Disputed Claim filed against each of the Debtors has become an Allowed Claim or a disallowed Claim, and all Cash has been distributed in accordance with the terms of this Plan and the Liquidation Trust Agreement the Liquidation Trustee shall seek authority from the Bankruptcy Court to close the Bankruptcy Case in accordance with the Bankruptcy Code and the Bankruptcy Rules and to enter the Final Decree.

R. Dissolution of Committee. The Committee shall continue in existence until the Effective Date, and until the Effective Date shall continue to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code, and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date.

On the Effective Date, the Committee shall be dissolved and its members shall be deemed released of all of their duties, responsibilities and obligations in connection with the Bankruptcy Cases or the Plan and its implementation, and the retention or employment of the Committee’s attorneys, financial advisors, and other agents shall terminate.

Notwithstanding anything in this Article V.R., the Committee shall continue to have standing and a right to be heard following dissolution of the Committee solely with respect to: (a) claims for Professional Fees of Professionals arising prior to the Effective Date; and (b) any appeals of the Confirmation Order. All reasonable fees and expenses incurred therein shall be paid by the Liquidation Trustee to the extent of available assets, as applicable, without further order of the Bankruptcy Court.

S. Dissolution of the Debtors and Resignation of Officers and Directors. From and after the Effective Date, the Debtors shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of the Debtors or payments to be made in connection therewith; provided, however, that the Liquidation Trustee on behalf of the Debtors shall file with the appropriate governmental authority or authorities a certificate or statement of dissolution referencing the Plan and any and all required tax returns or other documents required by this Plan or applicable law. From and after the Effective Date, the Debtors shall not be required to file any document, or take any other action, to withdraw their business operations from any states in which the Debtors were previously conducting business. Upon the Effective Date, all of the Debtors’ officers, directors, managing members, general partners or other governing authorities shall be deemed to have been terminated by the Debtors without the necessity of any further action or writing, and they shall be released from any responsibilities, duties and obligations that arise after the Effective Date to the Debtors or their creditors under the Plan, the Liquidation Trust Agreement, or applicable law. Under no circumstances shall such parties be entitled to any compensation from the Debtors or the Liquidation Trustee for services provided after the Effective Date, unless such individuals are subsequently employed by the Liquidation Trustee to assist him in the consummation of the Plan or in his administration of the Liquidation Trust.

ARTICLE VI

DISTRIBUTIONS

A. Payment Up to Allowed Claim. Notwithstanding any other provisions of the Plan, no claimant shall be entitled to receive distributions aggregating more than its Allowed Claim, nor shall such claimant receive any distributions under the Plan until its Claim has been Allowed.

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B. Distributions. Distributions to holders of Allowed Claims shall be made by the Debtors: (a) at the addresses set forth on the proofs of claim filed by such holders (or at the last known addresses of such holders if no proof of claim is filed or if the Debtors has been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Debtors after the date of any related proof of claim, or (c) at the addresses reflected on the Schedules if no proof of claim has been filed and the Debtors has not received a written notice of a change of address. If any Allowed Claim holder’s distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Debtors is notified in writing of such holder’s then current address, at which time all missed distributions shall be made to such holder without interest. Any undeliverable distribution made shall be held for redistribution under this Plan. All claims for undeliverable distributions must be made on or before thirty days after the distribution is made, after which date all unclaimed property shall revert to the Liquidation Trustee free of any restrictions thereon, and the Claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require the Debtors, the Liquidation Trustee or any professional retained by the foregoing to attempt to locate any holder of an Allowed Claim. Distributions to holders of Notes Claims shall be made to the Indenture Trustee for the benefit of the respective holders of Notes Claims, and shall be deemed completed when made to the Indenture Trustee.

C. Time of Payment. Except as may be provided herein, all distributions provided for by the Plan will be made as soon as it is feasible in the reasonable discretion of the Debtors. One or more distributions may be made pursuant to the provisions of the Plan.

D. Disputed Claims Reserves. On any date that distributions are to be made on account of Allowed Claims and after making all distributions to be made on any such date under the Plan, the Debtors shall make a reasonable reserve on account of Disputed Claims and shall adjust the reserve periodically, which shall be no less than the amount of the Disputed Claims multiplied by the Pro Rata distribution to be made on account of Allowed Claims. If a Claim has been estimated under section 502(c) of the Bankruptcy Code, the amount of the claim reserve will be based on the unpaid claim estimate. Such Disputed Claim reserve shall be administered by the Debtors. The reserve shall be closed and extinguished by the Debtors upon the determination that all distributions and other dispositions of Cash, or other distributions required to be made under the Plan have been made in accordance with the terms of the Plan. Upon closure of a Disputed Claim reserve, all Cash shall be subject to redistribution, in accordance with the provisions of the Plan.

E. Estimation of Claims. The Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claims, including any Claim for taxes, to the extent permitted by section 502(c) of the Bankruptcy Code regardless of whether the Debtors has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any

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contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue supplemental proceedings to object to any ultimate allowance of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

F. Objections. All parties in interest shall have the right to make and file objections to Claims subsequent to the Effective Date; provided, however, all such objections by any party other than the Liquidation Trustee shall be filed no later than 90 days after the Effective Date (the “Claim Objection Deadline”). The Liquidation Trustee shall have the right to make and file objections at any time prior to the final distribution. All objections shall be litigated to Final Order unless approval of a settlement or compromise of a claim objection is obtained pursuant to Bankruptcy Rule 9019; provided, however, the Debtors have authority to compromise, settle, otherwise resolve or withdraw any objections without further order of the Bankruptcy Court.

G. Untimely Claims. Except as otherwise expressly provided in this Plan, any Claim not deemed filed pursuant to Section 1111(a) of the Bankruptcy Code or timely filed pursuant to the Bankruptcy Code, Bankruptcy Rules, any applicable order of the Bankruptcy Court or the provisions of the Plan, shall (a) not be treated as an Allowed Claim and (b) be expunged from the Claims register in the Bankruptcy Cases without need for any further notice, motion or order.

H. Fractional Cents. Notwithstanding any other provision of the Plan to the contrary, no payment of fractional cents shall be made pursuant to the Plan. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the actual distribution made shall reflect a rounding of such fraction to the nearest whole penny (up or down), with half cents or more being rounded up and fractions less than half of a cent being rounded down. No distributions of less than $25.00 will be made on account of Allowed Claims, and the Debtors shall contribute any balance in the trust that is not distributed to the non-profit 503(c) organization access to Bankruptcy Court, or a similar non-profit organization selected by the Debtors.

I. Interest on Claims. Interest shall not accrue on Claims, and no holder of a Claim shall be entitled to interest accruing on any Claim unless provided pursuant to the terms of the Plan; provided, however, that no distributions shall be made to equity interests until all General Unsecured Claims and Warranty Clams have been paid in full with interest as provided under applicable law. Distributions in respect of Allowed Claims shall be allocated first to the principal amount (as determined for federal income tax purposes) of such Claims, and then, to the extent the consideration exceeds the principal amount of such Claims, to any portion of such Claims for accrued but unpaid interest.

J. Setoffs. Except as otherwise provided in the Plan, the Debtors may set off against any Claim and the distributions to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors of any right of setoff against the holder of such Claim.

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K. Waiver of Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of security or the making or delivery of an instrument of transfer under the Plan after the Effective Date shall not be taxed under any law imposing a stamp tax or similar tax.

L. Time Bar to Cash Payments by Check. Checks issued by the Debtors on account of Allowed Claims shall be null and void if not negotiated within one hundred twenty (120) days after the date of issuance thereof, except those returned as undeliverable which shall be dealt with in accordance with Article VI.B. After such date, all Claims in respect of void checks shall be forever barred, and the proceeds of such checks shall revest in the Debtors and be subject to redistribution, as appropriate, in accordance with the provisions of the Plan.

M. Surrender of Existing Publicly Traded Securities. On the Effective Date, or as soon as reasonably practicable thereafter, the Indenture Trustee, with the cooperation of the Liquidation Trustee, shall cause The Depository Trust Company or other securities depository (each, a “Depository”) to surrender the debt securities in respect of the Notes to the Indenture Trustee. No distributions under the Plan shall be made for or on behalf of a holder of Notes unless and until (i) such debt securities have been received by the Indenture Trustee or appropriate instructions from the Depository have been received by the Indenture Trustee in accordance with the Indenture; or (ii) the loss, theft, or destruction of such debt securities has been established to the reasonable satisfaction of the Indenture Trustee, which satisfaction may require such holder to submit a lost instrument affidavit and an indemnity bond holding the Debtors, the Liquidation Trustee and the Indenture Trustee harmless in respect of such debt securities and distributions made in respect thereof. Each holder of Notes shall be deemed to have surrendered such debt securities as of the date it has complied with the foregoing (the “Surrender Date”). On the Surrender Date, holders of Allowed Notes Claims shall be entitled to receive distributions pursuant to the Plan. Any holder of Notes that fails to surrender such debt securities or, if applicable, satisfactorily explain the loss, theft, or destruction of such debt securities to the Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtors, the Liquidation Trustee, or the Indenture Trustee in respect of such Claim and shall not be entitled to receive any distribution under the Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Liquidation Trustee by the Indenture Trustee and any such debt securities shall be cancelled.

ARTICLE VII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES UNDER THE PLAN

A. Executory Contracts and Unexpired Leases. Subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall serve as an order assuming the Plan Support Agreement unless the Plan Support Agreement has been expressly terminated prior thereto. Subject to the assumptions provided in Sections X.C and X.D below, unless already assumed or rejected by Final Order of the Bankruptcy Court, all other executory contracts and unexpired leases of the Debtors which are not the subject of a pending application to assume as of the Effective Date, shall be deemed rejected.

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B. Compensation and Benefit Programs. All Compensation and Benefits Programs shall be treated as executory contracts under the Plan and deemed rejected and terminated on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:

1.	Compensation and Benefits Programs assigned to and assumed by any purchaser on or before the Effective Date;

2.	The Revised Management Incentive Plan, the Revised Key Employee Retention Program and the Revised Severance Compromise Program; and

3.	Compensation and Benefits Programs that have previously been rejected.

C. Rejection Claims. Any creditor who has a Claim as a result of a rejection of an executory contract or unexpired lease shall file a proof of claim for rejection damages within thirty days after the Effective Date, failing which such Claim shall be disallowed in its entirety.

ARTICLE VIII

RETENTION OF JURISDICTION

A. Retention of Jurisdiction. The Bankruptcy Court shall continue to have jurisdiction, of all matters, and over all Persons arising out of, and relating to, the Bankruptcy Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

1.	to consider and rule on the compromise and settlement of any Claim against or Cause of Action on behalf of the Debtors or the Estates;

2.	to ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

3.	to hear and determine any timely objections to Administrative Expense Claims or to proofs of claim filed, both before and after the Effective Date, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Claim, in whole or in part;

4.	to hear and determine any and all applications for the allowance of Professional Fees as provided for in this Plan;

5.	to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

6.	to issue such orders in aid of execution of the Plan, in accordance with section 1142 of the Bankruptcy Code;

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7.	to estimate Claims for all purposes under the Plan;

8.	to consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in the Plan, including any exhibit thereto, or in any order of the Bankruptcy Court, including the Confirmation Order, as may be necessary to carry out the purposes and intent of the Plan and to implement and effectuate the Plan;

9.	to hear and determine matters concerning state, local and federal taxes, including but not limited to those in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, with respect to the Debtors or any Person;

10.	to compel the conveyance of property and other performance contemplated under the Plan and documents executed in connection herewith;

11.	to enforce remedies upon any default under the Plan;

12.	to enforce, interpret and determine any disputes arising in connection with any orders, stipulations, judgments and rulings entered in connection with the Bankruptcy Cases (whether or not the Bankruptcy Cases have been closed);

13.	to resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan, or any Person’s obligations incurred in connection herewith;

14.	to determine any other matters that may arise in connection with or relate to the Plan, the Liquidation Trust Agreement, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Liquidation Trust Agreement, or the Disclosure Statement;

15.	to issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with the occurrence of the Effective Date or enforcement of the Plan;

16.	to issue such orders as may be necessary or appropriate in aid of confirmation and/or to facilitate consummation of the Plan;

17.	to determine such other matters as may be provided for in the Confirmation Order or other orders of the Bankruptcy Court as may be authorized under the provisions of the Bankruptcy Code or any other applicable law;

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18.	to hear and determine (a) all motions, applications, adversary proceedings, and contested and litigated matters pending on the Effective Date, and (b) all Claims by or against the Debtors arising under the Bankruptcy Code or non-bankruptcy law, if made applicable by the Bankruptcy Code, whether such Claims are commenced before or after the Effective Date; and

19.	to enter a Final Decree.

ARTICLE IX

MODIFICATION OF PLAN

A. Prior to the Confirmation Order. The Debtors, may alter, amend, or modify the Plan or any exhibits thereto under Section 1127(a) of the Bankruptcy Code at any time prior to entry of the Confirmation Order; provided, however, that no material alteration, amendment or modification shall be made without the express written consent of the designated Liquidation Trust Oversight Committee. The Debtors shall provide parties-in-interest with notice of such amendments or modifications as may be required by the Bankruptcy Code or Rules or order of the Bankruptcy Court. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified or clarified, if the proposed alteration, amendment, modification or clarification does not materially and adversely change the treatment of the Claim of such holder.

B. After the Confirmation Order. After the entry of the Confirmation Order and prior to substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of the Plan, the Debtors may with the express written consent of the designated Liquidation Trust Oversight Committee, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not materially and adversely affect the treatment of holders of Claims under the Plan; provided, however, that, to the extent required, prior notice of such proceedings shall be served in accordance with the Bankruptcy Code or Rules or an order of the Bankruptcy Court. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified or clarified, if the proposed alteration, amendment, modification or clarification does not materially and adversely change the treatment of the Claim of such holder.

ARTICLE X

PROVISIONS REGARDING INJUNCTIONS, EXCULPATION

AND THIRD PARTY RELEASES

A. Injunction relating to the Plan. To the fullest extent provided in Section 1141 of the Bankruptcy Code, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability or Equity Interest that is addressed in the Plan are permanently enjoined from taking any action on account of such Claims, debts, liabilities or interest, other than actions brought to enforce any rights or obligations under the Plan. Notwithstanding the foregoing, nothing in this Plan, disclosure statement or confirmation order will impair (i) the offset or recoupment rights of the United States of America, or any agency or instrumentality thereof, or (ii) any cause of action or claim under the Internal Revenue Code.

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B. Releases.

1. Claim Holders and Equity Interests Release of Claims Against Officers, Directors and Professional of the Debtors and Committee. As of the Effective Date, each holder of a Claim or Equity Interest that votes in favor of the release contained in this Article X.B.1 shall be deemed to have released all direct or derivative claims in connection with or related to any action or omission taking place prior to the Effective Date in any way relating to the Debtors, the Bankruptcy Cases, the Plan, the Plan Support Agreement, the Ad Hoc Consortium and its members or the Committee, against the Committee, the Debtors, the Debtors’ present and former directors, officers, and each of their respective employees, agents, financial advisors, attorneys and professionals; provided, however, the foregoing shall not waive or release any causes of action arising out of (i) any contractual obligations owing by any such party or (ii) the willful misconduct, gross negligence, intentional fraud or criminal conduct of any such party.

2. Claim Holders and Equity Interests Release of Claims Against Creditor Representative. As of the Effective Date, each holder of a Claim or Equity Interest that votes in favor of the Plan and to the fullest extent permissible under applicable law, each holder of a Claim or Equity Interest that does not vote to accept the Plan shall be deemed to have released all direct or derivative claims in connection with or related to any action or omission taking place prior to the Effective Date in any way relating to the Debtors, the Bankruptcy Cases, the Plan, the Plan Support Agreement, the Ad Hoc Consortium and its members or the Committee, against the Ad Hoc Consortium and its members or any of their employees, agents, financial advisors, attorneys and professionals; provided, however, the foregoing shall not waive or release any causes of action arising out of (i) any contractual obligations owing by any such party or (ii) the willful misconduct, gross negligence, intentional fraud or criminal conduct of any such party.

3. Debtors’ Release of Claims Against Officers, Directors and Professional of the Debtors. As of the Effective Date, each Debtor shall be deemed to have released all claims in connection with or related to any action or omission taking place prior to the Effective Date in any way relating to the Debtors, the Bankruptcy Cases, the Plan, the Plan Support Agreement, the Ad Hoc Consortium and its members or the Committee, against the Debtors’ present and former directors, officers, employees, agents, financial advisors, attorneys and professionals; provided, however, the foregoing shall not waive or release any causes of action arising out of (i) any contractual obligations owing by any such party (ii) any Avoidance Action or (iii) the willful misconduct, gross negligence, intentional fraud or criminal conduct of any such party.

4. Debtors’ Release of Claims Against Creditor Representatives. As of the Effective Date, each Debtor shall be deemed to have released all claims in connection with or related to any action or omission taking place prior to the Effective Date in any way relating to the Debtors, the Bankruptcy Cases, the Plan, the Plan Support Agreement, the Ad Hoc Consortium and its members or the Committee and its members, against the Ad Hoc Consortium and its members, the Committee and its members, or any of their employees, agents, financial advisors, attorneys and professionals; provided, however, the foregoing shall not waive or

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release any causes of action arising out of (i) any contractual obligations owing by any such party (ii) any Avoidance Action or (iii) the willful misconduct, gross negligence, intentional fraud or criminal conduct of any such party.

C. Indemnification of Directors, Officers and Employees. As of the Effective Date, all indemnification provisions currently in place (whether in the bylaws, certificates of incorporation, articles of limited partnership, operating agreements, board resolutions, contracts or otherwise) for the current and former directors, managers, members, officers, employees, attorneys, financial advisors, other professionals and agents of the Debtors shall be deemed to have been assumed by the Debtors and assigned to the Liquidation Trustee, be payable from the Liquidation Trust, and shall survive effectiveness of the Plan.

D. Assumption of D&O Insurance Policies. As of the Effective Date, the Debtors shall be deemed to have assumed and assigned to the Liquidation Trustee all of the Debtors’ unexpired directors’ and officers’ liability insurance policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the foregoing assumption of each of the unexpired directors’ and officers’ liability insurance policies. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the unexpired directors’ and officers’ liability insurance policies, and each such indemnity obligation will be deemed and treated as an executory contract that has been assumed by the Debtors under the Plan as to which no proof of claim need be filed.

E. Tail Coverage of D&O Insurance Policies. The Debtors or Liquidation Trustee shall obtain sufficient tail coverage for a period of six (6) years under a directors’ and officers’ insurance policy for current and former officers and directors of the Debtors.

F. Exculpation. To the fullest extent provided by applicable law, neither the Debtors, Committee, Ad Hoc Consortium nor any of their respective members, officers, directors, employees, advisors, agents or Professionals shall have or incur any liability to any holder of a Claim for any action or omission in connection with, related to, or arising out of, the Bankruptcy Cases, the preparation or formulation of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan, except for willful misconduct or gross negligence, and in all respects, the Debtors, the Committee, and the Ad Hoc Consortium and each of their respective members, officers, directors, employees, advisors, agents and Professionals shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that nothing in this Plan shall, or shall be deemed to, release or exculpate such parties with respect to their obligation or covenants arising pursuant to this Plan.

ARTICLE XI

BAR DATES FOR CERTAIN CLAIMS

A. Bar Date for Professionals. Subject to the provisions of sections 328, 330 and 331 of the Bankruptcy Code, all Professionals seeking an award by the Bankruptcy Court of Professional Fees, shall file their respective final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date within forty-five (45) days after the Effective Date.

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B. Bar Date for Administrative Expenses. No Administrative Expense Claim will be an Allowed Administrative Expense Claim and such a Claim shall be forever barred and enjoined if it is not filed by the Administrative Expense Claim Bar Date.

C. Bar Date for Rejection Claims. The bar date for rejection claims is set forth in Article VII.C.

ARTICLE XII

MISCELLANEOUS PROVISIONS

A. Governing Law. EXCEPT TO THE EXTENT THAT THE BANKRUPTCY CODE OR OTHER FEDERAL LAW IS APPLICABLE, OR TO THE EXTENT A SCHEDULE OR EXHIBIT HERETO OR INSTRUMENT, AGREEMENT OR OTHER DOCUMENT EXECUTED UNDER THE PLAN PROVIDES OTHERWISE, THIS PLAN, THE RIGHTS, DUTIES AND OBLIGATIONS ARISING UNDER THIS PLAN, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS PLAN OR THE TRANSACTIONS CONTEMPLATED BY THIS PLAN (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF MICHIGAN WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

B. Notices. All notices, requests and demands to be effective shall be in writing (including by facsimile transmission and email) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

To the Debtors:

Honigman, Miller, Schwartz and Cohn, LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226
Attn:	Robert B. Weiss
Aaron Silver
Telephone:	(313) 465-7596
Facsimile:	(313) 465-7597

To the Liquidation Trustee:

To be included in the Plan Supplement.

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C. Conflicts. In the event of any conflict or inconsistency between the terms of (a) the Plan (including all exhibits to the Plan), and (b) the Disclosure Statement, the terms of the Plan shall control.

D. Reservation of Rights. If the Plan is not confirmed by a Final Order, or if the Plan is confirmed and does not become effective, the rights of all parties in interest in the Bankruptcy Cases are and shall be reserved in full. Any concessions or settlements reflected herein, if any, are made for purposes of the Plan only, and if the Plan does not become effective, no party in interest in the Bankruptcy Cases shall be bound or deemed prejudiced by any such concession or settlement.

E. Binding Effect. The rights, benefits and obligations of any Person named or referred to in the Plan, or whose actions may be required to effectuate the terms of the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person (including, but not limited to, any trustee appointed for Debtors under Chapters 7 or 11 of the Bankruptcy Code). The Confirmation Order shall provide that the terms and provisions of the Plan and the Confirmation Order shall survive and remain effective after entry of any order which may be entered converting the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code, and the terms and provisions of the Plan shall continue to be effective in this or any superseding case under the Bankruptcy Code.

Respectfully submitted,

HONIGMAN MILLER SCHWARTZ AND COHN LLP
Attorneys for the Debtors

By:	/s/ Aaron M. Silver
Robert B. Weiss (P28249)
Aaron M. Silver (P65481)
2290 First National Building
Detroit, MI 48226
(313) 465-7000
asilver@honigman.com

Dated: June 8, 2012

10673306.18

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